Exhibit 10.4

AMENDMENT TO
MAGICJACK VOCALTEC LTD
2013 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

THIS AMENDMENT TO MAGICJACK VOCALTEC LTD 2013 STOCK INCENTIVE PLAN RESTRICTED STOCK AGREEMENT (the “Amendment”) is made this 9th day of November, 2017 by and between magicJack VocalTec Ltd. (the “Company”) and Thomas E.D. Fuller (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Parties previously entered into that certain magicJack VocalTec Ltd 2013 Stock Incentive Plan Restricted Stock Agreement, dated May 8, 2017 (the “Agreement”).

WHEREAS, the Company is in the process of negotiating an Agreement and Plan of Merger by and among B. Riley Financial, Inc., B. R. Acquisition Ltd. (the “Merger Sub”), and Company, dated November 9, 2017, pursuant to which the Parties contemplate that the Merger Sub will be merged with and into the Company (the “Merger Agreement”).  The transactions contemplated by the Merger Agreement would, if consummated, constitute a “Change of Control” entitling the Executive to payment of the “Special Transaction Bonus,” as such terms are defined by, and pursuant to the terms of, that certain Executive Employment Agreement between the Parties dated May 8, 2017, (as amended from time to time, the “Employment Agreement”), provided the transactions are consummated prior to May 8, 2018 (the “Transaction Deadline”) and further provided that the Executive continues to be employed by the Company at such time.

WHEREAS, given the complexities of the contemplated transactions, the Parties agree that it is reasonable to modify the Transaction Deadline in a manner that will allow the Executive the opportunity to earn the Special Transaction Bonus either (i) if any Change of Control is consummated by May 8, 2018 or (ii) upon the occurrence of the Closing (as such term is defined in the Merger Agreement) at any time.

WHEREAS, the Parties further agree that the modification of the Transaction Deadline would warrant a corresponding modification to the vesting provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend the Agreement, effective as of the date first set forth above, by deleting Section 4 of the Agreement in its entirety and by substituting therefor the following:

“4.	Vesting. The Restricted Shares shall vest as follows:

(a)	no part of the Restricted Shares shall be eligible to become vested until the later of (i) May 8, 2018 or (ii) a Terminated Transaction Event;

(b)	on the later of (i) May 8, 2018 or (ii) a Terminated Transaction Event, thirty-three and one-third percent (33 1/3%) of the number of Restricted Shares granted hereby shall become vested;

(c)	on March 13, 2019, an additional thirty-three and one-third percent (33 1/3%) of the number of Restricted Shares granted hereby shall become vested; and

(d)	on March 13, 2020, all Restricted Shares that have not previously become vested shall become vested.

If the Restricted Shares would become vested as to a fractional share, the number of Restricted Shares becoming vested shall be rounded down to the nearest whole share.

Notwithstanding the foregoing, if, after the later of May 8, 2018 or a Terminated Transaction Event:  (1) Participant’s Service ends as a result of Participant’s death or Disability, then the above vesting schedule shall be adjusted such that the number of Restricted Shares vested immediately following such termination, inclusive of all previously vested Restricted Shares, shall be equal to the total number of Restricted Shares granted hereunder multiplied by (w) the number of days elapsed between Date of Grant and the termination date, divided by (x) one thousand ninety-six (1,096) days; or (2) Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, then the above vesting schedule shall be adjusted such that the number of Restricted Shares vested immediately following such termination, inclusive of all previously vested Restricted Shares, shall be equal to the total number of Restricted Shares granted hereunder multiplied by (y) the number of days elapsed between Date of Grant and the termination date plus ninety (90 days, divided by (z) one thousand ninety-six (1,096) days.  By way of example, if Participant’s Service is terminated by the Company without Cause or by the Participant for Good Reason on the date that is five hundred (500) days after the Date of Grant (and also after the Terminated Transaction Event), 53.83% (590/1096) of the Restricted Shares shall be vested, inclusive of any previously vested Restricted Shares.  In the event of a Change of Control on or after the later of May 8, 2018 or a Terminated Transaction Event, but prior to termination of the Participant’s Service and the third anniversary of the Date of Grant, the Restricted Shares shall thereupon become vested as described in Section 13.2 of the Company’s Amended and Restated 2013 Stock Incentive Plan, which terms are incorporated herein by reference.  If Participant’s Service is terminated by the Company without Cause or by the Participant for Good Reason within 180 days prior to a Change of Control occurring on or after the later of May 8, 2018 or a Terminated Transaction Event, all Restricted Shares shall become vested immediately prior to consummation of such Change of Control.  If Participant’s Service is terminated within 180 days after a Change of Control occurring on or after the later of May 8, 2018 or a Terminated Transaction Event and Participant has been granted a substantially equivalent award of the acquiror’s equity securities in substitution of any portion of the Restricted Shares (the “Substituted Shares“), the acquirer shall be obligated to pay Participant an amount equal to the difference between the Change of Control proceeds Participant would have received had all of the Participant’s Restricted Shares been vested immediately prior to such Change of Control, and the amount of Change of Control proceeds actually received by Participant in exchange for the Participant’s vested Restricted Shares as a result of such Change of Control, provided that Participant forfeits all of the Substituted Shares issued to Participant by the acquirer.

For purposes of this Section 4, the following terms shall have the meanings ascribed to them below:

“Terminated Transaction Event” means any event whereby the Merger Agreement is terminated pursuant to Article 7, whether before, on, or after May 8, 2018

“Merger Agreement” means the Agreement and Plan of Merger by and among B. Riley Financial, Inc., B. R. Acquisition Ltd., and Company, dated November 9, 2017.

Notwithstanding any provision of this Amendment or any other agreement to the contrary, all Restricted Shares shall be forfeited immediately prior to and contingent upon the Closing (as such term is defined in the Merger Agreement).”

Except as specifically amended hereby, the Agreement will remain in full force and effect as prior to the adoption of this Amendment.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment under seal as of the date first set forth above.

MAGICJACK VOCALTEC LTD.

By:	/s/ Don Carlos Bell III
Name: Don Carlos Bell III
Title: Chief Executive Officer

EXECUTIVE

/s/ Thomas E.D. Fuller
Name: Thomas E.D. Fuller

[Signature Page – Amendment to Fuller Restricted Stock Agreement]